Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfexpress.com

200 Lake Street East, Wayzata, MN 55391-1693

TCF Financial Corporation Announces the Retirement

of Chief Operating Officer Barry N. Winslow

and Related Management Changes

WAYZATA, Minnesota, October 16, 2006—TCF Financial Corporation (TCF) (NYSE:TCB) today announced that Mr. Barry N. Winslow, Chief Operating Officer of TCF Financial Corporation has decided to retire after nearly 20 years of service.  Mr. Winslow will step-down as Chief Operating Officer, effective December 31, 2006, and will assist with transition activities until his retirement on March 31, 2007.  Mr. Winslow joined TCF in 1987 and was made President of TCF Bank Illinois in 1993.  He subsequently served as President of TCF Bank Michigan and TCF Bank Minnesota.  In 2001, he was made President and Chief Executive Officer of TCF National Bank, a position he held until his election to Chief Operating Officer of TCF in January of 2006.

“We would like to thank Barry for his nearly 20 years of impeccable service and immense contributions.  His professionalism and great ability to work with people have been a significant part of TCF’s success,” stated Mr. Lynn A. Nagorske, Chief Executive Officer.

In a related action, TCF’s Board of Directors today announced Mr. Neil W. Brown, currently President and Chief Financial Officer of TCF

Financial Corporation, has been elected President and Chief Operating Officer, effective January 1, 2007.  Mr. Brown joined TCF Financial Corporation in 1998 as Executive Vice President and Chief Financial Officer, a position he held until his election to President on January 1, 2006.

Also today, TCF’s Board of Directors announced Mr. Thomas F. Jasper, currently Executive Vice President and Chief Financial Officer of TCF Equipment Finance, Inc. and Executive Vice President of Winthrop Resources Corporation, has been elected Executive Vice President and Chief Financial Officer of TCF Financial Corporation, effective January 1, 2007.  Prior to joining TCF Equipment Finance, Inc. in October 2001, Mr. Jasper was a Senior Manager at KPMG LLP for over eight years.  Mr. Jasper holds a bachelor’s degree in accounting from St. John’s University and is a graduate of the ABA Stonier Graduate School of Banking.

“These promotions for both Neil and Tom are a reflection of the significant depth of talent we have in our senior management team.  I look forward to working with both of them in the future,” said Mr. Nagorske.

TCF is a Wayzata, Minnesota-based national financial holding company with $14.2 billion in assets. TCF has 455 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin and Indiana. Other TCF affiliates provide leasing and equipment finance, and investments and insurance sales.

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